EXHIBIT-10.6
MANAGEMENT AND OPERATIONAL SERVICES AGREEMENT
     This Management and Operational Services Agreement (“Agreement”) is made and entered into as of the 29 day of August , 2006, by and between Renewable Energy Group, Inc., a corporation organized and existing under the laws of the state of Delaware, with offices at Ralston, Iowa (“REG, Inc.”), and Western Dubuque Biodiesel, LLC, a limited liability company organized and existing under the laws of the state of Iowa, with offices at Farley, Iowa (“Western Dubuque”).
     RECITALS: Western Dubuque and Renewable Energy Group, LLC (“REG”). have entered into a Design — Build Agreement dated the 30th day of June, 2006 (“Construction Contract”), with respect to a biodiesel production facility to be built for Western Dubuque in Farley, Iowa (“Biodiesel Facility”). As a new entity without staff, Western Dubuque has recognized the importance of drawing upon the experience of REG, Inc. in the initial operation of the Biodiesel Facility. Western Dubuque and REG, Inc. have discussed the general terms and conditions under which REG, Inc. would provide start-up management and operational services to Western Dubuque with respect to the Biodiesel Facility, which the parties wish to reduce to this writing.
     IT IS THEREFORE AGREED by and between the parties as follows:
1.	General Scope. Subject to the terms of this Agreement, and in consideration of the fee for such services to be paid by Western Dubuque as set out herein, REG, Inc. will provide for the overall management of the Biodiesel Facility, place a general manager and an operations manager at the Biodiesel Facility, acquire feed stocks and the basic chemicals necessary for the operation of the Biodiesel Facility, and perform the administrative, sales and marketing functions for the Biodiesel Facility In fulfilling its duties and obligations hereunder, REG, Inc. shall cooperate with Western Dubuque and act in a manner to maximize the long-term success and profitability of Western Dubuque.
2.	Responsibilities of REG, Inc. Under this Agreement, REG, Inc. agrees to provide the following:
A.	General Manager. REG, Inc. will provide a General Manager to implement and oversee the business plan for the Biodiesel Facility, and direct, promote and coordinate the staff, personnel and plant operations. The General Manager will be an employee of REG, Inc., but will be assigned to carry out the responsibilities of General Manager at the Biodiesel Facility. Included among the specific duties to be accomplished by the General Manager are:
•	To utilize their ongoing best efforts to successfully and profitably manage the Biodiesel Facility in Western Dubuque’s best interests;

•	Development of an annual budget for presentation to and approval of Western Dubuque’s Board of Directors (or other board of governance (“Board”));

•	Attend meetings of the Board and provide information upon its request ;

•	Insure that all raw product costs are minimized and that all finished product revenues are maximized;

•	Work with Western Dubuque’s Board to formulate Western Dubuque’s mission and goals;

•	Manage the Biodiesel Facility’s resources to efficiently achieve such mission and goals;

•	Manage Western Dubuque’s duties and rights under agreements with third parties relating to the Biodiesel Facility;

•	Assist with regulatory affairs monitoring and compliance;

•	Hire, terminate and replace Biodiesel Facility personnel as necessary and in all cases in accordance with the policies of the Board;

•	Management of governmental relations, including USDA’s biodiesel programs; and

•	Such other duties as may be agreed between REG, Inc. and Western Dubuque, while acting in compliance with Western Dubuque’s Operating Agreement and other governing documents provided to the General Manager by the Board.
The General Manager will report to such officer of REG, Inc. as REG, Inc. shall from time to time designate. All employee compensation and employee benefits associated with the position of General Manager will be paid by REG, Inc.
The General Manager to be assigned to the Biodiesel Facility shall be subject to the approval of Western Dubuque. REG, Inc. agrees not to move a person placed as General Manager at the Biodiesel Facility to another facility operated by REG, Inc. during the term of this Agreement (and any extensions thereof) without the written consent of Western Dubuque. Subject to the foregoing, REG, Inc. has the right to hire, fire, and replace persons selected to serve as General Manager at the Biodiesel Facility.
B.	Operations Manager. REG, Inc. will provide an Operations Manager to oversee the operation of the Biodiesel Facility. The Operations Manager will be an employee of REG, Inc., but will be assigned to carry out the responsibilities of Operations Manager at the Biodiesel Facility. Included among the specific duties to be accomplished by the Operations Manager are:
•	Planning and scheduling biodiesel production to meet customer needs and marketing goals;

•	Monitor and improve quality control;

•	Oversee facility and equipment maintenance;

•	Assist with budgeting and the monitoring of labor and other expenses in the operation;

•	Implement processing changes and new technologies as they evolve, and plan for new projects relating to biodiesel production; and

•	Such other duties as may be agreed to between REG, Inc. and Western Dubuque.
The Operations Manager to be assigned to the Biodiesel Facility shall be subject to the approval of Western Dubuque. The Operations Manager will report to the General Manager. All employee compensation and employee benefits associated with the position of Operations Manager will be paid by REG, Inc.
C.	Feed Stocks Procurement. REG, Inc. will be responsible for arranging the purchase of soybean oil, together with other feed stocks as may be needed in the future. REG, Inc. will procure all feed stocks necessary for production at the Biodiesel Facility; and will:
•	Provide analysis and audit of feed stock suppliers;

•	Purchase feed stocks at competitive prices meeting specifications and in adequate quantities to fill the production schedule of the Biodiesel Facility;

•	Negotiate for discounts where obtainable on feed stocks (with all applicable price discounts, rebates or other incentives passed through to Western Dubuque);

•	Arrange for transportation, logistics, and scheduling of feed stock deliveries by suppliers based upon competitive bidding, with local haulers having an equitable chance to bid; and

•	Provide analysis and audit of bulk transportation providers.
D.	Chemical Inputs Procurement. REG, Inc. will be responsible for purchasing methanol, sodium methylate, hydrochloric acid, and caustic soda, together with such other chemical inputs as may be needed in the future. REG, Inc. will procure all basic chemical inputs necessary for production at the Biodiesel Facility; and will:
•	Perform due diligence requirements for investigation of suppliers of the chemical inputs;

•	Provide analysis and audit of chemical suppliers;

•	Purchase chemical inputs at competitive prices meeting specifications for use in the Biodiesel Facility;

•	Negotiate for discounts where obtainable on chemicals (with all applicable price discounts, rebates or other incentives passed through to Western Dubuque);

•	Procure adequate chemical inputs to meet production schedules for the Biodiesel Facility;

•	Provide analysis and audit of bulk transportation suppliers; and

•	Arrange for transportation, logistics, and scheduling services for chemical input deliveries by suppliers based upon competitive bidding, with local haulers having an equitable chance to bid.

E.	Administrative Services. REG, Inc. shall provide administrative services to support the operation of the Biodiesel Facility, agreeing to provide assistance within the following areas as more fully described on Exhibit A hereto (and at REG, Inc.’s expense except for those materials and items noted on such Exhibit A):
•	Accounting

•	Human Resources

•	Information Technology

•	Insurance Administration (unless Western Dubuque elects in writing to fulfill such services itself, in which case REG, Inc. would have no responsibility after receipt of notice of such election to perform any of the Insurance Administration services as further outlined on Exhibit A hereto).

•	Payroll

•	Communications
F.	Sales and Marketing. REG, Inc. will utilize its best efforts as Western Dubuque’s sale representative to market all biodiesel, glycerin and fatty acids produced at the Biodiesel Facility (“Products”) at the Product Prices (as defined below). With respect to such services, REG, Inc. agrees to provide:
•	Market analysis of biodiesel supply and demand, utilizing non-proprietary, public information;

•	Opportunities for participation in a trade association to access additional historical data regarding prices, costs, and other analysis, contributed and disseminated to members on an aggregated basis;

•	Enhanced access to biodiesel markets with REG, Inc.’s established distribution channels and transportation at pass through costs;

•	Marketing specialists to serve as Western Dubuque’s representatives to identify potential customers and attain and establish sales opportunities for the Products at the prices and terms as established by Western Dubuque;

•	Analysis and audit of biodiesel customers desiring to purchase Western Dubuque Product, including credit analysis;

•	Arrangements for transportation, logistics, and scheduling of biodiesel shipments;

•	Where advantageous, arrange for leased tankers for rail shipments;

•	Analyze and audit bulk transportation providers;

•	Oversee reconciliation of shipments, invoicing and payments on a weekly basis; and

•	Provide invoicing and accounts receivable management for biodiesel shipments.
G.	Additional Services Described. A further description of services to be provided is attached hereto as Exhibit B.
3.	Compensation for Services. In consideration of the services to be rendered during the term of this Agreement:

A.	Monthly Fee. Western Dubuque shall pay to REG, Inc., on a monthly basis, a fee determined as follows:
(i)	During Initial Period of Production. For the initial period of production as defined hereafter, Western Dubuque shall pay to REG, Inc. a fee equal to 5.7 ¢ times the number of gallons of biodiesel for which Western Dubuque has received sale proceeds during the month for which the fee is computed (the rate per gallon herein the “Fee Rate,” and the payment per month the “Monthly Fee”). For purposes of this section 3(A), the “Initial Period of Production” shall commence upon the sale of biodiesel produced from the Biodiesel Facility, and continue for a period of six (6) months after the end of the month in which such sales commence.

(ii)	Balance of Term After Initial Period of Production. After the Initial Period of Production, the Monthly Fee shall be based upon gallons produced rather than the gallons for which sale proceeds have been received. For the first month after the Initial Period of Production, Western Dubuque shall pay to REG, Inc. a fee equal to 5.7 ¢ per gallon of all biodiesel produced from the Biodiesel Facility from the commencement of production through the end of such month, less the total of all Monthly Fees billed to Western Dubuque during the Initial Period of Production. Beginning after the first such month of transition, Western Dubuque shall pay to REG, Inc. a fee equal to 5.7 ¢ per gallon of biodiesel produced from the Biodiesel Facility during the month for which the fee is computed (the rate per gallon herein the “Fee Rate,” and the payment per month the “Monthly Fee”). Further information with respect to the “Monthly Fee” is attached hereto as Exhibit C. For purposes of this Agreement, determination of the biodiesel produced from the Biodiesel Facility for a month shall be based upon a compilation of the daily production reports for the Biodiesel Facility for such month, and references to a “gallon” shall be to the U.S. liquid measure of capacity, 231 cubic inches, corrected to 60 degrees Fahrenheit.
B.	Net Income Bonus. As an incentive to REG, Inc., and as additional compensation for the services being rendered, Western Dubuque agrees to pay a bonus to REG, Inc. on a yearly basis equal to an amount tied to the Net Income of Western Dubuque’s Biodiesel Facility (“Net Income Bonus), as determined hereafter, the amount of such bonus as computed under the table set out below. For purposes of this Agreement, Western Dubuque’s “Net Income” shall be the net income for its fiscal year before any deduction or allowance for federal or state income taxes, determined in accordance with generally accepted accounting principles applied on a consistent basis by the independent CPA firm engaged by Western Dubuque, and then adjusted as necessary to: (i) include the receipt of government payments such as under the federal excise tax credit program or similar federal or state payments; (ii) exclude any gains or losses realized on the sale or disposition of capital assets; (iii) adjust depreciation to utilize Internal Revenue Service Class lives depreciated on a straight line, mid-month basis (with no bonus depreciation, Section 179 expense (election to expense certain depreciable assets) or any other method of accelerated depreciation, first year write-off or expensing to be taken), and (iv) exclude any reduction for the Net Income Bonus paid or accrued to REG, Inc. as a result of this subsection. For any partial fiscal year for Western Dubuque occurring during the term of this Agreement, REG, Inc. shall receive a Net Income Bonus, if any, computed for that period of the fiscal year in which REG, Inc. provides services hereunder.
Table: The Net Income Bonus shall be determined by adding the amounts determined by reference to the following (except that REG, Inc. agrees any one yearly Net Income Bonus shall not exceed $1,000,000):

Net Income of Western Dubuque’s Amount to be Paid Biodiesel Facility	as Net Income Bonus

$0 to $1,000,000	No Bonus
2nd Million Dollars	2%
3rd Million Dollars	4%
4th Million Dollars	6%
All Net Income in Excess of $4,000,000	6%
Example: Western Dubuque’s Net Income equals $8,000,000. The Net Income Bonus would be $360,000, computed as follows:

1st $1,000,000 in Net Income	No Bonus
2nd $1,000,000 times 2% equals	$20,000
3rd $1,000,000 times 4% equals	$40,000
4th $1,000,000 times 6% equals	$60,000
Balance of $4,000,000 times 6% equals	$240,000

Total Net Income Bonus equals	$360,000
C.	Payment. The Monthly Fee shall be due on the tenth (10th) of the month following the month for which such fees are computed and payable. The Net Income Bonus shall be paid within ten (10) days after Western Dubuque’s Board accepts the audit report for the fiscal year for which such Net Income Bonus is computed, except that if the Net Income Bonus is not paid within three (3) months of the close of Western Dubuque’s fiscal year because the audit has not been received (or within three (3) months of the end of the term of this Agreement in the event of the computation of an Income Bonus for a partial fiscal year), Western Dubuque shall compute and pay an estimated Net Income Bonus (if any is due) based on its internal figures on or before the end of such three (3) month period, the parties agreeing upon receipt of the audited figures to make any necessary adjustment in such estimated payment so that the correct Net Income Bonus has been paid.
4.	Responsibilities of Western Dubuque. Concurrent with performance of the obligations of REG, Inc. as previously set out in this Agreement, Western Dubuque understands and recognizes that upon completion of the Biodiesel Facility by REG, it shall be the obligation of Western Dubuque to:

A.	Establish a Board of Directors or similar group to provide governance of Western Dubuque, and input and guidance to the General Manager regarding the Biodiesel Facility, and to take action upon recommendations of the General Manager.

B.	Establish on a monthly basis (or more often as needed), the price for which REG, Inc., as Western Dubuque’s sales representative, is to sell Western Dubuque’s Product, and review and determine production levels to be maintained at the Biodiesel Facility.

C.	Provide the names of several persons who would be authorized on Western Dubuque’s behalf to establish Product Prices, approve special prices, agree to the handling of off-grade Product, approve off-site storage arrangements, and approve the write off of accounts receivable, and further to notify REG, Inc. of any changes in such designees (such designees to be reasonably available for contact by REG, Inc., and able to respond in a timely fashion).

D.	Provide funds for:
(i)	purchase, installation and maintenance of software, hardware, and related equipment, together with utilities and related charges, in order to accomplish the necessary communication of voice and data between the parties, and conduct Western Dubuque’s business at and operate the Biodiesel Facility.

(ii)	the cost of acquisition and implementation of newly evolving technologies (and including those developed by REG, Inc. or its affiliates) at the Biodiesel Facility, which have been approved by the Board.

(iii)	offices, computers, cell phones, and other facilities, services and support for the personnel needed to operate the Biodiesel Facility (and including the General Manager and Operations Manager) and appropriate for the performance of their duties for Western Dubuque.

(iv)	payment or reimbursement for reasonable travel and other similar out of pocket expenses incurred in furtherance of the business of Western Dubuque and in fulfillment of the duties of the personnel needed to operate the Biodiesel Facility (and including the General Manager and Operations Manager), upon submission and substantiation of such expenses as may be required for tax or auditing purposes.

(v)	payment of the costs of legal counsel and outside auditors as may be determined necessary by the Board, and including for the examination of financial records, preparation of income tax returns for Western Dubuque and related reports to its owners and third parties, securities filings, and similar reports.

(vi)	in general, the purchase and delivery of all feed stocks, chemical and other inputs, all staff and personnel costs (other than those of the General Manager and Operations Manager) necessary to operate the Biodiesel Facility, and all other expenses of doing business at the Biodiesel Facility not specifically being assumed by REG, Inc. as a part of the furnishing of services hereunder, as well as all required capital expenditures to maintain the Biodiesel Facility in a condition capable of producing Product acceptable to the market place, all of which are to be paid in accordance with applicable policies established by the Board.
E.	Western Dubuque shall select, engage and terminate outside accountants, auditors and attorneys as it shall see fit, with such professionals reporting directly to the Board of Western Dubuque.

F.	Perform such other tasks and duties as have been separately set out hereunder and agreed to by Western Dubuque.
5.	Other Operational Understandings & Agreements:
A.	Risk Management Program. Western Dubuque agrees to consider adoption of the risk management program used by REG, Inc. which supports the procurement of feed stocks and chemical inputs hereunder (“Risk Management Program”). The objective of the program is to manage the commodity price risk resulting from fluctuating prices of feedstock (oils and fats), chemical inputs (methanol and catalysts), and the finished Products (biodiesel and glycerin) due to changing market conditions. Under the Risk Management Program, REG, Inc. will utilize the Chicago Board of Trade, New York Mercantile Exchange, and other exchanges as warranted to establish an account or accounts in Western Dubuque’s name, and acquire instruments as necessary to implement risk management strategies. Such account(s) and instruments would be funded by Western Dubuque, with all resulting gains and losses from the purchase and sale transactions of any futures contracts, options, and cash instruments associated with the Risk Management Program to flow to the benefit of or be borne by Western Dubuque. If approved, Western Dubuque agrees to adopt such resolutions and execute such agreements as are reasonably necessary to implement the Risk Management Program, and pay transactional costs incurred to carry out such program.

B.	Plant Information Program. In its management of the Biodiesel Facility, REG, Inc. shall utilize a software program (“PI System”) interfacing with the computer control system running the Biodiesel Facility, making available production data for operations, engineering, sales, marketing, logistics and management to better make informed decisions with respect to production processes. During the term of this Agreement, the PI System will also allow for REG, Inc.’s remote access to information on the operation of the Biodiesel Facility to provide for data collection, monitoring, benchmarking and trouble shooting, all to better aid performance for Western Dubuque.

C.	Product Pricing. On at least a monthly basis (or more often as needed), REG, Inc. shall identify and provide publicly available marketing information to Western Dubuque with respect to Products. Western Dubuque will establish the Product prices for REG, Inc. to use in selling Products (“Product Prices”), based upon market place conditions. Any change in Product Prices shall be effective for Product sales made beginning the seventh (7th) calendar day after REG, Inc.’s receipt of notice of new Product Prices, except for quotations still open and extended prior to the change in the Product Prices, or unless otherwise agreed to by the parties (Western Dubuque and REG, Inc. to honor all pre-existing contracts and agreements with respect to price). All Product sales by REG, Inc. as Western Dubuque’s sales agent shall be at or above the Product Prices then in effect, unless written consent is received from Western Dubuque for special prices due to volume commitments, Western Dubuque storage constraints, or other reasons approved by Western Dubuque. REG, Inc. specifically states that it will not sell the Product at prices less than the Product Prices without Western Dubuque’s prior written approval, and that if REG, Inc. is able to sell Products at prices above the Product Prices, Western Dubuque would nonetheless receive all proceeds of any such sales. REG, Inc. will in any event use its best efforts, as Western Dubuque’s sales agent, to maximize the sales revenues received by Western Dubuque.

D.	Off Site Storage. In order to maximize profit potential, and including taking advantage of regional marketing opportunities, there will be times in the marketing of Product that REG, Inc. will recommend the storage of Western Dubuque’s Product in third party locations. In such case, Western Dubuque agrees that it will be responsible for transportation costs for its Product to the storage facility, in and out charges, such Product’s prorated share of storage, and other related expense, so long as approved by Western Dubuque prior to use of off-site storage.

E.	Product Sales, Handling of Proceeds. It is expected that sales of Products will be made in REG, Inc.’s name. REG, Inc. shall take title to the Product when loaded for delivery FOB the Biodiesel Facility, unless otherwise agreed. REG, Inc. will carry Property in Transit insurance for all Product in shipment. If while Product is in transit a claim were to occur the proceeds from settlement would be due the title holder at the time of the loss event. REG, Inc. will pay over to Western Dubuque all Product proceeds received from sales of Western Dubuque Products. REG, Inc. shall remit by electronic transfer to Western Dubuque by the close of business each Wednesday all such proceeds received during the previous seven (7) days.

F.	Off-Grade Product. In the event off-grade Product is produced at the Biodiesel Facility that is not marketable at the Product Prices then in effect, REG, Inc. will nonetheless use its best efforts to sell such Product for Western Dubuque at the highest prices reasonably obtainable. With respect to biodiesel, and for purposes of this Agreement, off-grade Product shall include biodiesel which fails to meet the specifications contained in ASTM D6751 as it may be amended or modified (or such other standards for biodiesel as may in the future develop in the biodiesel industry) or if for any other reason a customer reasonably rejects biodiesel. With respect to Products other than biodiesel, for purposes of this Agreement, off-grade Product shall include Product which fails to meet specifications mutually agreed upon by the parties, or if for any other reason a customer reasonably rejects such Product. In the event off-grade Product is sold, REG, Inc. shall work to minimize any loss to Western Dubuque for returned Product, cost of cover, and related expenses. REG, Inc. shall advise Western Dubuque of Product complaints, and shall not accept the return of, or make any allowance with respect to any Product, without Western Dubuque’s prior written approval. REG, Inc. and Western Dubuque shall work together to determine the resolution of customer complaints and off-grade Product sales. Western Dubuque shall pay for any costs associated with resolution of customer complaints or returned Product, including freight costs, cover, and related expenses, unless such Product deficiencies were caused by the negligence or willful misconduct of REG, Inc., in which event REG, Inc. will be responsible for such costs. Except where caused by REG, Inc.’s negligence or willful misconduct, Western Dubuque agrees to indemnify REG, Inc. from any loss, claim or damage (including reasonable attorney fees) incurred as a result of the sale of off-grade Product.
REG, Inc. agrees to credit against future payments owed by Western Dubuque under Section 3(C) herein an amount equal to 5.7 ¢ times the number of gallons of biodiesel produced at Western Dubuque which failed at the time it was shipped from the Biodiesel Facility to meet the specifications then contained in ASTM D6751 as it may be amended or modified (or such other standards for biodiesel as may in the future develop in the biodiesel industry).
G.	Credit Risk. REG, Inc. agrees to manage the accounts receivable and work to minimize bad debt losses. REG, Inc. shall pursue all reasonable efforts at collecting accounts, Western Dubuque agreeing to pay for third party collection costs including attorney fees (Collection Costs”) except as may be subsequently shared as set out hereafter. The write off of accounts receivable shall be as mutually agreed by the parties. Western Dubuque understands that losses on accounts receivable due to bad debt up to one-half per cent of Product sales will be borne entirely by Western Dubuque as a cost of doing business. REG, Inc. agrees to share losses equally with Western Dubuque with respect to accounts receivable for Product sales (including Collection Costs) to the extent that the total of such losses (not previously shared by the parties) incurred from the commencement of the term of this Agreement to the date of computation of such losses exceed one half of one percent of Western Dubuque’s total sales made under this Agreement for the same period. Should Western Dubuque desire REG, Inc. to sell Product to buyers not approved by REG, Inc., REG, Inc. shall make such sale in Western Dubuque’s name, and provide normal invoicing and billing services. However, any risk of receipt or collection of such sale shall remain with

Western Dubuque, and shall not be included in the total of losses which might be shared by the parties as set out above.

H.	Employees. Western Dubuque has elected to directly employ personnel to fulfill the operational needs at the Biodiesel Facility (other than the General Manager and Operations Manager). REG, Inc. agrees to assist Western Dubuque in hiring and training such personnel (“Western Dubuque Employees”), and to continue to provide associated human resource and payroll handling assistance. However, Western Dubuque understands and agrees that Western Dubuque has the sole responsibility for determining the rate of pay, hours, benefits, and other terms and conditions of employment of the Western Dubuque Employees. Western Dubuque would be responsible for all staff and personnel costs associated with Western Dubuque Employees, including paying compensation, selecting and paying for benefits and benefit plans for the Western Dubuque Employees, paying for vacation and paid time off as required by state and federal law, providing statutory insurance for the Western Dubuque Employees, for FICA, unemployment, and workers’ compensation in accordance with applicable statutory requirements and limits, and withholding and remitting related taxes.

I.	Software to Operate Plant Equipment. Upon termination of this Agreement, REG, Inc. agrees to transfer REG, Inc.’s operational rights to Western Dubuque in the necessary software (or assist Western Dubuque in obtaining any necessary licensing arrangements for software from third parties) to operate the equipment in the Biodiesel Facility. Western Dubuque understands this shall not include the PI System, or administrative or accounting software developed or utilized by REG, Inc.

J.	Access to Biodiesel Facility. Western Dubuque agrees during the term of this Agreement to provide access to the Biodiesel Facility by REG, Inc. for purposes of training employees regarding the operation of biodiesel plants and equipment, and to provide for tours by prospective customers of REG, Inc., subject to reasonable advance notice to allow for appropriate scheduling and to minimize disruption to the Biodiesel Facility’s production.
6.	Term of Agreement. This Agreement is effective as of the date of its execution by the parties (with services to commence by REG, Inc. hereunder at such time or times as appropriate based upon construction progress of the Biodiesel Facility), and shall remain in force for three (3) years after the end of the first month in which the Biodiesel Facility is producing Product for sale (subject to early termination due to default as set out hereafter). This Agreement shall continue after the initial term unless and until one party gives written notice of termination to the other of a proposed termination date at least twelve (12) months in advance of a proposed termination date. The initial term or any subsequent term may also be modified upon the mutual written consent of the parties.
7.	Confidentiality. Western Dubuque agrees that in the performance of this Agreement, Western Dubuque may receive or otherwise learn of certain items of information that are non-public, proprietary, or confidential to REG, Inc. or to parties with whom REG, Inc. has entered into contractual relationships (herein “Confidential Information” with respect to REG, Inc.), to include but not be limited to information concerning REG, Inc.’s operations, processes, methods and accumulated experience incidental to the processing, sale and distribution of Products, and including supplier and customer lists, the disclosure of which to third parties would be injurious to REG, Inc. or to parties with whom REG, Inc. has entered into contractual relationships. REG, Inc. agrees that in the performance of this Agreement, REG, Inc. will receive financial information including the results of Western Dubuque’s operations, and may otherwise learn of certain items of information that are non-public, proprietary, or secret to Western Dubuque or to parties with whom Western Dubuque has entered into contractual relationships (herein “Confidential Information” with respect to Western Dubuque), the disclosure of which to third parties would be injurious to Western Dubuque or to parties with whom Western Dubuque has entered into contractual relationships. Each party as recipient (the “Recipient”) agrees not to use the Confidential Information of the other party (the “Provider”) for any purpose other than as required to perform this Agreement. Recipient agrees to disclose the Confidential Information of the Provider only to such directors, officers, employees, affiliates, consultants, agents, and third parties (“Representatives”) as are required to allow Recipient to perform under this Agreement, who are first informed of the restrictions upon use of the Confidential Information and who agree to keep such information confidential and who agree to be bound by the terms of these confidentiality provisions to the same extent as if they were parties hereto. Recipient will be responsible for any breach of these confidentiality provisions by any of its Representatives and agrees to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. Recipient agrees that the actual or threatened disclosure of the Confidential Information would cause the Provider immediate and irreparable harm, which may not be adequately compensated by money damages. Accordingly, in the event of a breach of these confidentiality provisions by Recipient or its Representatives, the Recipient specifically agrees, that in addition to all other remedies available at law or in equity, the Provider shall be entitled to equitable relief, including an injunction to limit or prevent such actual or threatened disclosure, together with recovery of costs of litigation from Recipient as a result of breach, including reasonable attorney fees. These obligations of confidentiality shall not apply to any information which: (a) was known to Recipient or was in the public domain prior to disclosure hereunder; or (b) becomes known to the public from a source other than Recipient; or (c) is disclosed to Recipient by a third party having a legal right to make such disclosure.
In the management and operation of the Biodiesel Facility, REG, Inc. will direct the General Manager and Operations Manager to hold competitively sensitive information of Western Dubuque confidential and not disclose such information to REG, Inc. and its other employees without the consent of Western Dubuque.
The parties acknowledge that in order to comply with certain statutory or regulatory requirements, this Agreement may need to be disclosed to the Securities Exchange Commission, the Iowa Securities Bureau or other regulators, and agree to allow such disclosure upon receipt of appropriate request.
8.	Intellectual Property Rights. Western Dubuque shall have no right under the Agreement to make use of any brand names trademarked by REG, Inc., nor any of the intellectual properties or know-how developed by REG, Inc. in conjunction with the operation of plants similar to the Biodiesel Facility, or to use any of REG, Inc.’s intellectual properties and know-how other than pursuant to such separate licensing arrangements as may be entered into by the parties (if any), but the parties expressly agree that no such rights are being conveyed by virtue of the execution or performance of this Agreement.
REG, Inc. shall have no right under the Agreement to make use of any brand names trademarked by Western Dubuque, nor any intellectual properties or know-how developed separately by Western Dubuque, other than pursuant to such separate licensing arrangements as may be entered into by the parties (if any), but the parties expressly agree that no such rights are being conveyed by virtue of the execution or performance of this Agreement.
9.	Non-Solicitation of Employees. Each party agrees that during the term of this Agreement neither party (nor any affiliate, successor or permitted assign thereof) shall solicit for employment or consulting an employee of the other while such employment by the other continues. REG, Inc. does agree that, at the termination of this Agreement, Western Dubuque shall have the right to hire the General Manager and the Operations Manager assigned by REG, Inc. to the Biodiesel Facility.
10.	Indemnification. The parties shall have the following indemnification/hold harmless rights and obligations hereunder:
A.	Except as to matters for which REG, Inc. is required to defend, indemnify and hold harmless Western Dubuque under Section 10.B below, and provided that REG, Inc. and its directors, officers and employees, have otherwise satisfied and performed their duties and obligations in accordance with this Agreement, Western Dubuque shall defend, indemnify and hold REG, Inc., and its directors, officers and employees, harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses, including reasonable attorneys’ fees and court costs, suffered or incurred by any such party in defending any legal action or claim arising out of this Agreement, or REG, Inc.’s actions or inactions taken thereunder.

B.	REG, Inc. shall defend, indemnify and hold Western Dubuque, and its directors, officers and employees, harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses, including reasonable attorneys’ fees and court costs, suffered or incurred by any such party arising from or as a result of: (i) breach by REG, Inc. or any representative, agent, officer or employee of REG, Inc., of any warranty, representation, term, covenant or condition of this Agreement; or (ii) negligence, fraud or willful misconduct by REG, Inc. or any representative, agent, officer or employee of REG, Inc.
11.	Access to Books and Records. This Agreement provides for the payment by Western Dubuque to REG, Inc. of a sum dependent upon the amount of production of biodiesel at the Biodiesel Facility, and the Net Income of Western Dubuque’s Biodiesel Facility. For that reason Western Dubuque agrees to make available its books and records for inspection and copying which are reasonably necessary for purposes of providing information with respect to biodiesel production, and verifying the computation of the Net Income Bonus, to the extent not already available to REG, Inc. in performance of its duties hereunder. REG, Inc. agrees to treat information received under such access rights as Confidential Information with respect to Western Dubuque.
This Agreement provides for reimbursement by Western Dubuque of various expenses of REG, Inc.. For that reason REG, Inc. agrees to make available those portions of its books and records for inspection and copying which are reasonably necessary for purposes of verifying appropriate amounts of reimbursement, and REG, Inc.’s compliance with its obligations set forth hereunder. Western Dubuque agrees to treat information received under such access rights as Confidential Information with respect to REG, Inc.
If any such inspection or audit shall reveal a need for a material correction resulting in payment owing by one party to the other, the party determined to owe additional payment shall immediately pay the amount owed, together with interest from the date that such payment should have been made at the prime rate in effect on the date of the underpayment as reported in the Wall Street Journal. The expense of any such inspection or audit shall be borne by the party making such inspection, unless the need for a material correction to payment is revealed, in which case the reasonable expense of such inspection or audit shall be borne by the party whose books and records are being audited.
12.	Force Majeure. Neither party hereto shall be liable for any delay arising from circumstances beyond its control including (but not limited to) acts of God, riot or civil commotion, industrial dispute, fire, flood, drought, shortage of material or labor or act of government, terrorist acts, war, or sabotage, provided that the party seeking to be excused shall make every reasonable effort to minimize the delay resulting therefrom, and shall give prompt written notice of the force majeure event to the other party. The obligations of the party giving notice, so far as they are affected by the force majeure event, will be suspended during, but not longer than, the continuance of the force majeure event. The affected party must act with commercially reasonable diligence to resume performance and notify the other party that the force majeure event no longer affects its ability to perform under the Agreement.
13.	Arbitration. Should any controversy, claim, dispute or difference arise between the parties hereunder, out of or relating to this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, then each and every such controversy, claim, dispute or difference shall be submitted and settled by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, and shall be conducted in Des Moines, Iowa. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court of competent jurisdiction.
14.	Independent Status. Subject to the terms and conditions of this Agreement, REG, Inc. is authorized to perform services for Western Dubuque as set out in the Agreement as an

independent contractor and as an agent with such authority as is necessary to carry out the services herein provided. Nothing in this Agreement or in the course of dealing by the parties shall be construed to constitute Western Dubuque and REG, Inc. as partners, joint venturors, or as guarantors for one another or as authorizing either party to obligate the other in any manner except as is necessary for REG, Inc. to fulfill the services provided for hereunder.
15.	Early Termination. Notwithstanding the provisions of Section 6 hereof, this Agreement may be terminated in accordance with the following provisions:
A.	A party hereto may (but is not required to) terminate this Agreement if the other party breaches any provision of this Agreement and fails to remedy such breach within thirty (30) days after delivery of written notice from the non-breaching party describing the alleged breach and the proposed remedy. However, if the breach is non-payment by Western Dubuque under Section 3, or REG, Inc. of proceeds of sale under Section 5(E), the cure period shall be ten (10) days after delivery of written notice by the non-breaching party.

B.	Either party hereto may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature, (ii) makes a general assignment for the benefit of its creditors, (iii) files a voluntary petition for bankruptcy, or (iv) applies for the appointment of a receiver or trustee for all or substantially all of its assets or permits the appointment of any such receiver or trustee who is not discharged within a period of sixty (60) days after such appointment.

C.	Western Dubuque may terminate this Agreement effective immediately upon delivery of written notice to REG, Inc., if REG has defaulted under the Construction Contract with regard to the Biodiesel Facility, and fails to remedy such default within the cure period provided under such Construction Contract.

D.	REG, Inc. may terminate this Agreement effective immediately upon delivery of written notice to Western Dubuque, if Western Dubuque has defaulted under the Construction Contract with regard to the Biodiesel Facility, and failed to remedy such default within the cure period provided under such Construction Contract.

E.	Notwithstanding any termination of this Agreement, the obligations and rights of the parties which have accrued as of the time of such termination shall survive.

F.	Without limiting the generality thereof, if termination is due to a breach by a party (the “Breaching Party”), then the Breaching Party shall indemnify the other party (the “Non-Breaching Party”) against any loss, claim or damages (including reasonable attorney fees) resulting from such breach or termination, and shall pay the costs of satisfying any obligations arranged by the Non-Breaching Party on behalf of the Breaching Party prior to such termination, including commitments for raw materials, transportation, sales, and hedging transactions; provided, however, if an act or omission of the Non-Breaching Party or one or more employees, agents, or affiliates of the Non-Breaching Party in the performance of their obligations pursuant to this Agreement caused the breach of the Agreement by the Breaching Party, that the Non-Breaching Party will waive and release the Breaching Party from any and all claims resulting from such act or omission of the Non-Breaching Party or its employees, agents or affiliates.
16.	Remedies in the Event of Default. Where the Breaching Party commits a material breach of this Agreement (or of the Construction Contract as set out under subsections 15(C) or (D)), and: (a) if except as set out herein such material breach continues beyond the allowable cure period after the receipt of written demand for cure of such breach by the Non-Breaching Party as set out in Section 15 hereof (or the allowable cure period under the Construction Contract); or (b) if such material breach cannot be cured within such period and the Breaching Party does not within such cure period start to cure the breach and thereafter proceed diligently with the cure thereof, then the Non-Breaching Party may terminate this Agreement and may recover its money damages caused by such material breach (including arbitration fees, court costs, litigation expenses, and reasonable attorney fees) on written notice and demand to the Breaching Party for payment. Such payment shall be without prejudice to any other right or remedy that the Non-Breaching Party may have against the Breaching Party under this Agreement, at law or in equity, including injunctive relief and rights of specific performance.
17.	Representations and Warranties. As a material inducement to the other party to enter into this Agreement and with the understanding that the other party shall be relying thereon in consummating the transaction contemplated hereunder, each party hereby represents and warrants to the other party as follows:
A.	Authorization. The execution of this Agreement has been duly authorized by the appropriate owners and board of governance as may be required for such party to proceed.

B.	Standing. Such party is duly organized, validly existing and in good standing under the laws of the state of formation and such other states as may be required for this transaction, and has all requisite power and authority to consummate the transactions contemplated hereunder.

C.	Consents. No approval or consent is needed from any third party with respect to the performance of obligations hereunder by such party.

D.	Breaches. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and shall not result in any material breach of any terms or conditions of any mortgage, agreement or contract or obligation entered in to by such party (or in the case of Western Dubuque by which the Biodiesel Facility is bound), nor, to the best of such party’s knowledge, shall they violate any statute, regulation, judgment or decree of any court in which such party may be bound (or in the case of Western Dubuque by which the Biodiesel Facility may be subject).

E.	Litigation. There is no action, suit or proceeding pending, or to the best of such party’s knowledge, threatened against such party which might prevent or delay such party’s performance of its obligations hereunder.

F.	Ownership and Operation. Western Dubuque (by its duly authorized representative signing below) further represents and warrants that it will be the owner of the Biodiesel Facility upon completion of its construction.
18.	Notices. All notices required or desired to be given under this Agreement must be given in writing, and shall be sent by registered or certified mail, return receipt requested, or by courier service, addressed to the parties at their addresses set forth below, or such other addresses as may subsequently be designated in writing by such party:

To Western Dubuque:	Western Dubuque Biodiesel, LLC
10749 Jamesmeier Road
Farley, IA 52046
Attention: William Schueller

With copy to:	Brown, Winick, Graves, Gross, Baskerville & Schoenbaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309-2510
Attn: William Hanigan

To REG, Inc.:	Renewable Energy Group, Inc.
406 1st Street, PO Box 128
Ralston, IA 51459
Attention: Nile Ramsbottom

With copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 East Lincolnway, Suite 200
Jefferson, IA 50129
Attention: John A. Gerken
Any notice or other communications made shall be deemed to have been given when received or refused. A party may change its address for notice by giving notice of such address as provided in this Section.
19.	Annual Review of Agreement. This Agreement will be reviewed annually by the parties, as they determine the best procedures for accomplishing such services, define their roles, and react to changes in the industry. Any changes to the Agreement shall require the mutual written consent of Western Dubuque and REG, Inc.
20.	Miscellaneous.
A.	Benefits. This Agreement shall bind and benefit the parties and their permitted successors and assigns.

B.	Assignment. Neither party may assign any of its rights in or delegate any of its duties under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, a party (“Assignor”) may without the need for consent from the other party assign any or all of its rights, duties and obligations under this Agreement to such party’s affiliate (“Assignee”), if such Assignee expressly assumes all obligations not otherwise remaining with Assignor hereunder, and Assignor nonetheless remains responsible hereunder.

C.	Governing Law. Iowa law shall govern the construction and enforcement of this Agreement.

D.	Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements and understandings. This Agreement may not be amended or modified except in writing signed by both parties.

E.	Execution and Delivery. This Agreement may be executed in counterparts and delivered by facsimile, which, taken together, shall be considered one instrument and deemed an original.

F.	No Inference from Drafting. The parties both acknowledge that they have been represented by counsel, and that this Agreement has resulted from extended negotiations between the parties. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Agreement.

G.	Waiver. The waiver by either party of a breach of any provision of this Agreement will not constitute or be construed as a waiver of any future breach of any provision of this Agreement.

H.	Survival. The provisions of Sections 7, 8, 10, 11 and 13 of this Agreement shall indefinitely survive the expiration and termination of this Agreement.

I.	Covenant of Further Cooperation. Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the provisions contained herein.

J.	Enforcement and Interpretation. It is the desire and intent of the parties hereto that this Agreement be enforced to the fullest extent possible under the laws and public policies of the state of Iowa. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such portion shall be deleted, and such deletion shall apply only to such provision with the remainder of the Agreement remaining valid and enforceable, to be construed in conformity with the parties’ initial intent. Further, to the extent any provision hereof is deemed unenforceable by virtue of its scope or terms with respect to geographical area or length of time, but may be enforceable by limitations thereon, the parties agree that this Agreement shall remain enforceable to the fullest extent possible after the application of such limitations.

RENEWABLE ENERGY GROUP, INC.			WESTERN DUBUQUE BIODIESEL, LLC

By	/s/ Nile D. Ramsbottom		By	/s/ William G. Schueller
	President	(Title)		Chairman	(Title)

Exhibit A to
Management and Operational Services Agreement (AAgreement@)
REG, Inc. and Western Dubuque
Listing of Administrative Services to be Provided
     Pursuant to the Agreement to which this is attached, and as a part of the services it will perform thereunder, REG, Inc. will provide to Western Dubuque the administrative services as set out hereafter. Such services will be included at no additional cost to Western Dubuque other than the compensation set out under Section 3 of the Agreement, unless otherwise noted hereafter or separately in the Agreement.
     Accounting:

$	Financial Statements

$	General Ledger Maintenance

$	Cash Management

$	Customer Statements

$	Accounts Receivable

$	Accounts Payable

$	Bank Reconciliation

$	Depreciation

$	Audit Preparation

$	External Audit (providing assistance to external auditors, the expense of the external auditor to be paid by Western Dubuque)
     Human Resources:

$	Hiring

$	Training, Job Descriptions, Government Reporting with respect to personnel

$	Employee hand book, policies/procedures

$	Workers Comp
     Information Technology:

$	AS400 Software/Application Maintenance (REG, Inc. to be reimbursed by Western Dubuque for REG, Inc.’s costs (including employee expenses) for preparation of any special requested applications.)

$	Telephone/Network Services (Western Dubuque to reimburse REG, Inc. for the cost of all equipment required and utility expenses incurred.)

$	Backup for Network

$	Backup for AS400 Files

$	Web Site Hosting
     Insurance Administration:

$	Compile Initial Insurance Specifications

$	Solicit Coverage Bids

$	Review Bids/Coverage Issues

$	Select Carriers to be Utilized (Subject to approval of Western Dubuque, with Cost of Coverage to be paid by Western Dubuque)

$	Review Policies

$	Compile Insurance Summaries

$	COI setup dbase review

$	Certificate of Insurance Follow up

$	Claim Reporting Procedure

$	Claims Tracking

$	Claims Review

$	Claim reporting Follow up

$	Answer Coverage Questions
     Communications:

$	Press Releases

$	Writing for Website

$	Media Relations

$	Publicity for Annual Meeting

$	Newsletters (Western Dubuque to reimburse REG, Inc. for supply costs, postage if applicable, and any outside printing services utilized.)

Exhibit B to
Management and Operational Services Agreement (“Agreement”)
REG, Inc. and Western Dubuque
Listing of Services to be Provided
     As further description of the services to be provided under the Agreement to which this is attached, REG, Inc. sets out the following:
Management:
•	General Manager with total compensation and benefits paid by REG, Inc.

•	Operations Manager with total compensation and benefits paid by REG, Inc.

•	Safety training and inspection

•	BQ9000 training, accreditation and program maintenance support

•	Consulting services for quality control and laboratory support

•	Consulting services for technical process support

•	Installation of Plant Information software program

•	Offering of new technologies to Western Dubuque as they become available
Procurement of Feed Stocks and Chemical Inputs, Risk Management:
•	Arrange the purchase and delivery of all feed stocks and chemical inputs for account of Western Dubuque

•	Recommend, oversee and manage Risk Management Program on behalf of and for account of Western Dubuque

•	Submit periodic review of procurement program upon request

•	Leverage volume buying whenever possible for discounts

•	Establish long term supply arrangements with major processors

•	Provide commodity and raw materials market intelligence and information
Sales and Marketing:
•	Sales and marketing of product through REG, Inc.’s nationwide sales, distribution and off-site storage terminal channels

•	Invoicing and accounts receivable management

•	Customer servicing and arranging transportation, logistics and scheduling of shipments for account of Western Dubuque

•	Monitoring of regulatory affairs affecting biodiesel industry

•	Attendance at regional and national shows and conventions to promote products

•	Utilization of viable advertising and promotion campaigns

•	Establishment of long terms sales contracts with large customers

Exhibit C to
Management and Operational Services Agreement (“Agreement”)
REG, Inc. and Western Dubuque
Breakout of Compensation for Services
     Under the Agreement, Western Dubuque agrees at section 3(A) to pay a Monthly Fee to REG, Inc., all as set out under the Agreement.
     The following additional information is provided with respect to the Monthly Fee:

Provision of General Manager and Operations Manager	2 ¢ per gallon
For providing feed stocks procurement, chemical inputs procurement, and risk management program	1.5 ¢ per gallon
For providing sales and marketing of all biodiesel	2 ¢ per gallon
For providing all sales and marketing of glycerin and fatty acids	.2 ¢ per gallon

Total	5.7 ¢ per gallon
     Western Dubuque nonetheless understands and agrees that it is contracting for all services under the Agreement, and will be paying the Monthly Fee as set out under the Agreement.